Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEES

ICECURE MEDICAL LTD.

NON-TRANSFERABLE RIGHTS TO PURCHASE

UP TO 10,000,000 UNITS,

REPRESENTING UP TO 10,000,000 ORDINARY SHARES AND WARRANTS TO PURCHASE UP TO 10,000,000 ORDINARY SHARES or PRE-FUNDED WARRANTS TO PURCHASE UP TO 10,000,000 ORDINARY SHARES AND WARRANTS TO PURCHASE

UP TO 10,000,000 ORDINARY SHARES

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,

ON JULY 28, 2025, SUBJECT TO EXTENSION.

[●], 2025

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by IceCure Medical Ltd., a company incorporated under the laws of the State of Israel (the “Company”), of non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Record Holders”) of Ordinary Shares at 5:00 p.m., New York City time, on July 9, 2025 (the “Record Date”). Each Right allows the holder to subscribe for 0.1703 of a unit (a “Unit”). Each whole unit consists of one ordinary share, no par value per share (the “Ordinary Share”) of the Company and one warrant to purchase one Ordinary Share (the “Warrant”). The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on July 28, 2025 (such time, the “Expiration Date”), subject to extension or earlier termination in the Company’s sole discretion. The Rights are described in the accompanying prospectus, dated [●], 2025 (as the same may be amended, the “Prospectus”).

Each Record Holder is entitled to 0.1703 of a Unit for each Ordinary Share that such Record Holder owned on the Record Date. Each Right allows the holder thereof to subscribe for 0.1703 of a Unit pursuant to the basic subscription right (the “Basic Subscription Right”). The price per one whole Unit is $1.00 (the “Subscription Price”). In lieu of receiving an Ordinary Share in a Unit, a holder whose ownership would exceed 4.99% (or, at the holder’s election, 9.99%) of the Company’s outstanding Ordinary Shares following the Rights Offering may elect to receive one pre-funded warrant to purchase one Ordinary Share (the “Pre-Funded Warrant”) in lieu of one Ordinary Share and the Subscription Price per one Unit, consisting of one Pre-Funded Warrant and one Warrant, for any such electing investor will be reduced to $0.99 (which equals the Subscription Price per one Unit consisting of one Ordinary Share and one Warrant, less the $0.0001 exercise price for each Pre-Funded Warrant).

For example, if a Record Holder owned 100 Ordinary Shares as of the Record Date, it would receive 100 Rights and would have the right to purchase 17 Units — each consisting of one Ordinary Share (or one Pre-Funded Warrant in lieu thereof) and one Warrant —pursuant to the Basic Subscription Right. The Company will not issue fractional Units in the Rights Offering. If the number of Rights exercised by the holder thereof would otherwise permit such holder to purchase a fraction of a Unit, the number of Units that such holder may purchase will be rounded down to the nearest whole Unit.

If a Record Holder fully exercises his Basic Subscription Right and other Rights holders do not fully exercise their Basic Subscription Rights, such holder may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase additional Units that remain unsubscribed at the expiration of the Rights Offering (such Units, the “Unsubscribed Units”), subject to availability. To the extent the number of the Unsubscribed Units is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available Units will be prorated among those who properly exercised their Over-Subscription Right in proportion to their respective Basic Subscription Right. To the extent the holders properly exercise their Over-Subscription Rights for an aggregate amount of Units that is less than the number of the Unsubscribed Units, each Record Holder will be allocated the full number of Unsubscribed Units for which each such Record Holder actually paid in connection with the Over-Subscription Right. The remaining Units will be allocated among all other holders exercising the Over-Subscription Right on the same pro rata basis described above.

Each Record Holder will be required to submit payment in full for all the Units such holder wishes to buy with its Basic Subscription Right and its Over-Subscription Right. Because the Company will not know the total number of Unsubscribed Units prior to the Expiration Date, if a Record Holder wishes to maximize the number of Units it may purchase pursuant to his Over-Subscription Right(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Units available to such Record Holder, assuming that no Record Holder other than such Record Holders purchases any Units pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable after the termination of the Rights Offering.

The Company can provide no assurances that each Record Holder will actually be entitled to purchase the number of Units issuable upon the exercise of its Over-Subscription Right in full, or at all, at the expiration of the Rights Offering. The Company will not be able to satisfy a Record Holder’s exercise of the Over-Subscription Right if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Right to the extent sufficient Units are available following the exercise of the Basic Subscription Rights, subject to the limitations set forth below:

●	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Units available to a Record Holder pursuant to the Over-Subscription Right is less than the amount the Record Holder of Rights actually paid in connection with the exercise of the Over-Subscription Right, the Record Holder will be allocated only the number of Unsubscribed Units available to it promptly after the Expiration Date, and the Record Holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Rights will be evidenced electronically by the Depository Trust Company (“DTC”) in the Rights holder’s name or its nominee and will cease to have any value following the Expiration Date.

The Company is asking Record Holders who hold Ordinary Shares beneficially and who have received the Rights distributable with respect to those Ordinary Shares through a broker, dealer, custodian bank, or other nominee, as well as persons who hold certificates of Ordinary Shares, as applicable, directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the Record Holders, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed is a copy of the Prospectus.

Your prompt action is requested. To exercise the Rights, you should follow the procedures to submit any subscriptions through DTC’s Automated Subscription Offer Platform (ASOP) and deliver payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, as indicated in the Prospectus. A Record Holder cannot revoke, change or cancel the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Information Agent. The Information Agent may be contacted by telephone ((888) 789-8409) or email (shareholder@broadridge.com). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

IceCure Medical Ltd.

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